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                                                        EXHIBIT 99.1

                                                       FOR IMMEDIATE RELEASE

Contact:  Wil Goodrich, Vice President-Director of Marketing (209) 438-2600

                 REGENCY BANCORP ANNOUNCES FIRST QUARTER RESULTS
     FRESNO, MAY 9 -- Fresno based Regency Bancorp, holding company parent of Regency Bank, announced this week that it earned $235 thousand from its consolidated operations during the first quarter of 1997. It also announced that total assets continued at a record level, $181.6 million, up from $181.1 million at the end of last year, a growth of 8.9% from $166.7 million a year earlier.

     Steve Hertel, the company's board chairman and chief executive officer, said, "We continue to be burdened with the costs of divesting the real estate investment activities of our subsidiary, Regency Service Corporation (RSC). As a result, the company's first quarter income was down from the $322 thousand earned in the first quarter of 1996.

     "Pre-tax income for Regency Bank and the holding company's other subsidiary, Regency Investment Advisors, Inc. (RIA)," he continued, "was up 3.7% to $929 thousand for this year's first quarter. However, RSC's pre-tax loss was $487 thousand which reduced Regency Bancorp's consolidated net income after tax."

     Total deposits at the end of the first quarter of 1997 were $161.5 million, up 14.3% from $141.3 million a year ago. Net loans were down slightly from $99.2 million at the end of 1996's first quarter to $98.2 million on March 31, 1997. Total equity rose 6.1% to $13.9 million from $13.1 million a year earlier.

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     "Regency Bank and our money management subsidiary, RIA, continued to perform at a level that provided the holding company with the financial support necessary to deal with divestiture issues," Hertel said. "RIA, which was formed in August of 1993, and provides fee-only investment management and consulting services, had its pre-tax income grow 820% over the previous 12 months. This significant increase resulted from both the retirement of its acquisition cost and its ability to increase income through the growing volume of assets under management."

     As of March 31, 1997, RIA had $78.9 million in assets under management, an increase of 23.3% compared to $64 million a year earlier.

     "Our growth," said RIA President, Alan Graas, "is a direct result of strong performance, and serving a market with distinct financial needs. We provide tailored investment management, free of bias and commissions to individuals and business clients for a quarterly fee. We have also seen a sharp rise in our hourly financial consulting service which provides specific advice on a broad array of topics such as retirement planning, tax reduction strategies, and asset protection."

     Regency Bancorp is an Employee Stock Ownership Plan (ESOP) and 401K company whose employee-owners, as a group, are the company's largest shareholder block with almost 13.2% of the holding company's common stock in their two plans. Primarily central valley families and investors own the remainder of the stock. It's traded over the counter under the symbol, REFN, through four market makers:
Banc Stock Financial Services, Hoefer & Arnett, Sutro & Co., and Van Kasper &
Co.

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May 9, 1997


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